Exhibit 3.2

CENTRAIS ELÉTRICAS BRASILEIRAS S.A. – ELETROBRAS BY-LAWS

NIRE 53300000859

CHAPTER I

Name, Organization, Head-Office,

Duration and Object

Article 1 - Centrais Elétricas Brasileiras S.A. – Eletrobras is a mixed capital corporation, whose constitution was made in accordance with the authorization provided by Federal Law 3.890-A, dated April 25, 1961 and whose organization was fixed according to the present By-laws.

Article 2 - Eletrobras, being an organization from the indirect public federal administration, will be ruled by Law 3.890-A, of 1961, by the specific legislation of the corporate companies, and by special dispositions of federal laws, when applicable, and by the present By-laws.

Article 3 - Eletrobras has its head offices in the Federal Capital and central office in the City of Rio de Janeiro, and will operate directly or through its subsidiaries or companies to which it may become associated, and aiming at its social objective, the Company may also create offices, in Brazil and abroad.

§ 1~~°~~ - Eletrobras, directly or through its subsidiaries, or controlled companies, may join, with or without allocation of funds, for the formation of consortia or participation in companies, with or without major participation in Brazil or abroad, which intended directly or indirectly to the operation of the production or transmission of electricity under a concession or authorization.

§ 2~~°~~ The validity of any and all instruments executed by Eletrobras directly or through its subsidiaries or controlled companies, aiming at the realization of the possibilities under the caput of this article will be subject to the authorization by at least 2/3 of the Board of Eletrobras.

§ 3~~°~~ For purposes of the association mentioned in the first paragraph, Eletrobras will be responsible for fundraising operations that are necessary necessary for the performance of its social object as well as those of its subsidiaries or controlled companies, may delegate such activity to these, will be subject to the authorization by at least 2/3 of the Board of Eletrobras.

§ 4~~°~~ In the subsidiary companies which Eletrobras might constitute, subject to previous legal authorization, the general principles of Law 3890-A, of 1961, will be applicable, except regarding the administrative structure, which could be adapted to the specific patterns and to the importance of the services of each company, as well as to the participation conditions of the other partners.

§ 5~~°~~ The subsidiary companies will follow the administrative, financial, technical and accountant rules, as uniform as possible, established by Eletrobras.

§ 6~~°~~ The representatives from Eletrobras in the administration of the companies, subsidiaries or not, in which Eletrobras participates, will be chosen by the Board of Directors.

§ 7~~°~~ The company is constituted without fixed established time.

Art. 4~~°~~ The corporate purpose of Eletrobras is:

I - to carry out studies, projects, construction and the operation and building of power units and transmission lines and distribution of electric energy, as well as to enter into business transactions in connection with these activities, such as the trade of electric energy;

II - to cooperate with the Ministry to which it is subject, in order to establish the country energy policy;

III - to grant loans to electric energy public utilities under its control, and to provide guaranties, in Brazil or abroad, in favor of electric power utilities, as well as to purchase bonds issued by Eletrobras;

IV - to give guaranties, in Brazil or abroad, in favor of electric energy public utilities under its control

V - to promote and support researches of interest to the energy sector, connected with the generation, transmission and distribution of electric energy, as well as studies regarding the utilization of reservoirs for various purposes;

VI - to contribute to the training of the technical personnel required by the Brazilian electric energy sector, as well as to the preparation of qualified labor, by means of specialized courses, whereto it may also grant assistance to educational entities in Brazil or scholarships abroad and may sign agreements with entities which cooperate in the formation of specialized technical personnel;

VII - to cooperate technically and administratively with the companies in which it is a shareholder and with the divisions of the Ministry to which it is subject.

CHAPTER II

Operations and Obligations

Art. 5~~°~~ Eletrobras shall, as the technical, administrative and financial coordinating entity of the electric energy sector, as well as, through delegation of public power, in accordance with legal provisions in force, among other things:

I - promote, through its regional subsidiaries, the construction and the respective operation of power centers of interest beyond the state and, high and extra-high tension transmission systems, aiming at an inter-state integration of electric systems and transmission systems destined to transport electric energy produced in bi-national enterprises for the utilization of energy

II - promote studies of power plants based upon non-conventional primary sources of electricity;

III - give its opinion on electric energy concessions requested to the Electric Energy National Agency (ANEEL), inclusively on the technical, economic and financial adequacy of the electric-nuclear plant projects to the electric energy utility systems;

IV - develop rural power supply programs;

V - participate in associations or organizations of technical, scientific and entrepreneurial nature, of regional, national or international scope, which may interest the electric energy sector;

VI - promote the preparation, follow-up and control of the multi-annual budget of the electric energy sector

VII - act as an executive body of the statistic information system of the electric energy sector;

VIII - contribute to the conservation of the environment given the principles of sustainable development;

IX - coordinate activities connected with the promotion and incentive of the national industry of materials and equipment intended for the electric energy sector;

X - develop programs of technical regulation, standardization and quality control connected with equipment and materials designed for the electric energy sector;

XI - develop programs, projects and activities to stimulate and guide the consumers, in order to balance electric energy supply and demand

XII - participate, according to on-going legislation, of programs for increasing the usage of alternative sources of electric power generation.

CHAPTER III

Capital and Shares

Art. 6~~°~~ The share capital of the Company amounts to R$ 31,305,331,463.74 (thirty-one billion three hundred and five million three hundred and thirty-one thousand four hundred and sixty-three reais and seventy-four cents), divided into 1,087,050,297 common shares, 146,920 Class “A” preferred shares and 265,436,883 Class “B” preferred shares, all of them without par value.

Art. 7~~°~~ Eletrobras shares shall be:

I - common, under nominative form, entitled to vote;

II - preferred, under nominative form, non-entitled to vote at general meetings

§ 1~~°~~ Both kinds of shares may be kept in deposit accounts in the names of their respective holders, in the form of book shares, without the issue of any stock certificates, in a financial institution appointed by the Board of Directors of Eletrobras.

§ 2~~°~~ Whenever a transfer of ownership of shares occurs, the finance company in which they are deposited may collect from the assigning shareholder the cost of any services in connection with the Brazilian transfer thereof, subject to maximum rates established by the Securities and Exchange Commission (CVM).

Art. 8~~°~~ Preferred shares cannot be converted into common shares and shall have preferential right to reimbursement of capital and distribution of dividends.

§ 1~~°~~ Preferred Class “A” shares, which are those subscribed until June 23, 1969, and bonus shares resulting from said shares, shall be entitled to priority in the distribution of dividends, of eight per cent p.a. over the capital linked to that type and class of shares, to be equally divided between them.

§ 2~~°~~ Preferred class “B” shares, which are those subscribed by June 23, 1969, shall be entitled to priority in the distribution of dividends, at six per cent p.a over the capital linked to that type and class of shares, to be equally divided between them.

§ 3~~°~~ Preferred shares shall participate, in equal terms, with common shares, in the distribution of dividends, after the former have been assured the minimum dividend provided for in 1st and 2nd paragraphs, in light of the following paragraph.

§ 4~~°~~ Preferred shares shall be entitled to the receiving of dividends, by each share, at least ten per cent above the dividend linked to each common share.

Art. 9~~°~~ Eletrobras’ capital increases shall be implemented by means of public or private subscription and incorporation of reserves, resources thus obtained being capitalized in accordance with the laws in force.

§ 1~~°~~ When capital increases take place, legal entities governed by public domestic law shall be assured preemptive rights to Eletrobras’ shares, provided however, that the Federal Government subscribes for a number of common shares, in order to ensure it a minimum of 50% plus one share of the voting capital.

§ 2~~°~~ Eletrobras shall make effective a capital increase, by means of subscription of shares or conversion of bonds or share credits, until the limit of 2/3 of preferred shares, in relation to the total of issued shares.

Art. 10. - The paying up of shares shall comply with terms and regulations stipulated by the Board of Directors of Eletrobras.

Sole Paragraph. The shareholder who does not make payment in compliance with the terms and regulations set forth in this Article shall be legally liable for the payment of price index, with 12% (twelve per cent) interest p.a. and a fine of 10% (ten per cent) calculated over the overdue installment.

Art. 11. Eletrobras may issue multiple share certificates.

§ 1~~°~~ Os Any grouping or split of shares may be made upon the shareholder’s request, provided that the expenses incurred with the substitution of certificates, which can never be above the real cost, shall run to the shareholder’s account.

§ 2~~°~~ The services of conversion, transfer and split of shares may be temporarily suspended, in accordance with the principles and limitations of the laws in force.

Art. 12. Eletrobras may issue non-convertible bonds and debentures, the latter with or without the guarantee of the National Treasury.

Art. 13. Eletrobras, after deliberation by the Board of Directors, may purchase its own shares for cancellation, maintenance in Treasury or further sale, up to the value of revenues and reserves, except for the legal reserve, in accordance with legal and regulatory measures.

Art. 14. The ransom of shares of one or more classes may be effected according to deliberation taken at the Extraordinary Shareholders Meeting, not dependent upon approval by the shareholders special meeting, according to the types and classes into consideration.

CHAPTER IV

The Management

Art. 15. The Management of Eletrobras, in the form of the present By-laws and based on on-going legislation, is the responsibility of the Board of Directors and to the Board of Executive Officers.

Art. 16. It is private of Brazilian individuals, the exercise of the functions of the Administration of Eletrobras members, whose members of the Executive Board be resident in the country, may be required for any position of manager, the security management provided by current law.

§ 1~~°~~ The minutes from the general stockholders meeting, or meeting of the Board of Directors, which had elected, respectively, administration Members of the Board of Directors and Company’s Officers, should explicit the qualifications of each of the chosen and their mandate period, and when the law demands certain requirements for taking charge in Eletrobras’ administration, only the person who has shown evidence of such requirements, which will be filed at the social office.

§ 2~~°~~ Persons who are declared to be disabled by act of CVM are not entitled to take administration charges, or those subject to special law, or condemned for bankruptcy, deviated from rectitude, or bribery, against people’s economy, public faith or property or criminal offense, which prevent access to public appointments.

§ 3~~°~~ The main controller shall not discuss subjects with their conflicting interests or relative to others under its influence, in terms of art. 156 of Law 6.404 of 1976. In this case, must register with the divergence minutes and refrain from discussing the subject.

Art. 17. The Board of Directors of Eletrobras shall consist of ten Board Members, elected by the General Shareholders Meeting, which will designate from among them the Chairman, all of them for a term of office one year, their re-election being permitted, formed as follows:

I - six members chosen from among Brazilians of outstanding knowledge and experience appointed by the Minister of Mines and Energy;

II - a member appointed by the Minister of Planning and Budget, according to the law;

III - one Member elected by minority shareholders, natural persons and private law companies.

IV - a member elected in a separate vote in the General Assembly, excluding the controlling shareholder, by the holders of preferred shares issued by Eletrobras, representing at least ten percent of the capital;

V - A member elected representing the employees, chosen by direct vote of his peers among the employees in an election organized by the company in conjunction with the unions that represent them under the law.

§ 1~~°~~ May only exercise the right predicted in section IV above, the preferred shareholders who prove that held their shares during the period of three months at least, immediately preceding the General Meeting.

§ 2~~°~~ The member representative of employees, provided for in item V, will not participate in discussions and deliberations on subjects involving labor relations, compensation, benefits and advantages, including subjects of pension and health care, cases in which the set is conflict of interest.

§ 3~~°~~ In subjects on which it is configured conflict of interest member representative of the employees referred to in item V, the resolution of the Board of Directors will take place at a special meeting convened for that purpose only, which does not participate in such a counselor.

Art. 18. The Board of Executive Officers shall consist of the President and the Officers.

Sole Paragraph. The President of Eletrobras will be chosen from among the members of Board of Directors of Eletrobras.

Art. 19. Each member of the Administration bodies shall, prior to his entrance and on leaving office, submit a statement of assets, which shall be entered in the adequate book.

Art. 20. Members of the Board of Directors and Officers will enter their charges after signing their investiture, undersigned by the President and by the Board Member or Officer that took office, at the minute book from Board of Directors of Eletrobras, or the Board of Executive Officers, as the case may be.

§ 1~~°~~ In the event that the President of Eletrobras is taking office, the Minister of State to which Eletrobras is subordinated, will also sign the investiture.

§ 2~~°~~ In the event that such investiture is not signed within thirty days following the indication, the appointment will be canceled, except for the presentation of a justification accepted by the office to which the member has been appointed.

§ 3~~°~~ The investiture must contain, subject to becoming null, the indication of at least one residence in which the administrator will receive intimations in administration and legal process regarding their management, which shall be deemed accomplished by means of delivery to the indicated address, which could only be altered by written notification to Eletrobras.

Art. 21. The Board of Directors of Eletrobras and the Board of Executive Officers may hold meetings when the majority of their members are present and their decisions shall be taken, respectively, by voting of the majority of the Members of the Board of Directors or Executive Officers present at the meetings.

§ 1~~°~~ Minutes should be drawn up after each meeting, and said minutes shall be signed by all the members present.

§ 2~~°~~ The Board of Directors of Eletrobras shall meet ordinarily, once a month, and the Board of Executive Officers, once a week.

§ 3~~°~~ - It is the responsibility of their respective Presidents and/or to the majority of the members of each committee of the Company’s administration, to call, extraordinarily, the meetings of Board of Directors of Eletrobras and of the Board of Executive Officers.

§ 4~~°~~ The Presidents are entitled, besides their personal votes, to the casting vote in connection with decisions of Board of Directors of Eletrobras and resolutions of the Board of Executive Officers.

CHAPTER V

The Board of Directors

Art. 22. It shall be incumbent upon the Board of Directors of Eletrobras to establish fundamental guidelines for the administration of Eletrobras, on its members’ motions or motions which the Board of Executive Officers submits for its consideration and decision, as well as to exercise an overall control of Eletrobras, by supervising the enforcement of the guidelines thus established, following up the execution of approved programs and verifying the results obtained.

§ 1~~°~~ The Board of Directors will meet at least once a year without the presence of the CEO.

§ 2~~°~~ The Board of Directors will meet at least twice a year with the presence of external auditors.

Art. 23. It is not allowed to be elected for the office of Board Member, except by decision of the General Meeting, a person who:

I - takes offices in companies which might be considered competitors in their segment, mainly, in consulting, administration or fiscal councils;

II - holds conflicting interest with those of Eletrobras; and

III - hold office in more than five councils, including Eletrobras.

Sole Paragraph - The remuneration of the member will obey with current legislation.

Art. 24. The Board Member who fails to attend two consecutive meetings, without a justifiable motive, will be dismissed from his office.

Art. 25. With the exercise of its capacity, it shall be incumbent upon Board of Directors of Eletrobras to decide about the following matters:

I - to decide on the organization of subsidiary companies or the cessation of the participation of Eletrobras in said companies;

II - to decide on the association, either directly or through a subsidiary or controlled company, with funding, for the constitution of corporate consortia or participation in companies, without control, for the purpose of exploring activities of generation or transmission of electric energy, under concession or authorization;

III - define the policy of granting loans and financing, not allowing to grant to directors, supervisory directors, employees and majority shareholder

IV - besides the assumptions of deliberation of power by the Board of Directors, by legal force, to display evidence about acts and to approve contracts regarding funds whose amount is over 0.02% of the Company’s Stockholders Equity, including, without limitation, the granting of financing to utility electric energy companies, under its control, and the attainment of loans in Brazil and abroad;

V - to approve the granting of guarantee to loans taken in Brazil or abroad, on behalf of electric energy public utilities under its control;

VI - to decide on the organization of technical - scientific research entities which interest the energy power sector, as well as the granting of loans and guarantees to those under its control;

VII - to call the General Shareholders Meeting, in the events stipulated by Law 6404/76, or whenever it deems convenient;

VIII - to fix the distribution of functions among the members of the Board of Executive Officers;

IX - to propose to the General Shareholders Meeting a capital increase, issuance of shares, subscription bonds and debentures of Eletrobras, except the one described on item X;

X - to authorize the purchase of shares issued by Eletrobras, for the purpose cancellation or treasury and further sale, as well as to decide on the issuance of non-convertible bonds and debentures, without conversion into shares and without real guarantee;

XI - to decide on the negotiation of shares or debentures;

XII - to authorize the sale of permanent assets and the creation of real property liens;

XIII - to approve the estimates of revenues, general appropriation of expenditure and provision for investments of Eletrobras in each business year, exercising their respective control;

XIV - to elect and dismiss the Company’s Officers, to control the management of its members, and to examine, at any time, the books and reports of Eletrobras;

XV - approve the management reports and internal controls, as well as those of the Executive Board;

XVI - to select and to dismiss the independent auditors and also to select and to dismiss the financial institution which will be responsible for book keeping Eletrobras shares, under the name of their respective owner, in book entry form, according to the 1st paragraph of Article 7th of the present By-laws;

XVII - to establish the fundamental guidelines of the administrative organization of Eletrobras;

XVIII - selection of Eletrobras representatives in the administration of either subsidiary companies or not, in which it participates, being appointed for those functions, preferably, Company’s employees or from subsidiaries;

XIX - to decide on sale expropriations;

XX - to decide on relevant matters regarding the activities of Eletrobras;

XXI - to develop and to alter its internal regulations;

XXII - to decide on the declaration of intermediate dividends and on the payment of interest on own capital, proposed by the Board of Executive Officers, according to Article 33, item XI of the present By-laws;

XXIII - grant vacation or license to the CEO;

XXIV - to establish the number of functions in confidence of the superior administration of Eletrobras, according to the terms of item II, Article 52 of the present By-laws;

XXV - approve the signing of the corporate performance goals - CMDE, through which the Eletrobras Group undertake to comply with the strategic guidelines defined there to meet the goals and outcomes established by the parent;

XXVI - to decide on cases not provided for in the present By-laws.

Sole Paragraph. The minutes of meetings from the Board of Directors of Eletrobras will be filed at Trade Registration (Registro do Comércio) and the minutes containing decisions bearing effects to third parties will be published.

Art. 26. In each business year, the Board of Directors of Eletrobras shall examine and submit for the approval of the General Stockholders Meeting the Administration Report, balance sheet, statement of income, accumulated profit and loss statement, sources and uses of funds, as well as a proposal for the allotment of dividends and the investment of surplus, with its annexed opinion and the opinion from the Auditing Committee, according to item XI, of article 33, and an independent auditors’ certificate.

Art. 27. In the event of a vacancy in the office of President of the Board of Directors, the substitute shall be elected, in the first meeting of the Board of Directors, remaining on the office until the next General Meeting.

Art. 28. In the event of a vacancy in the office of a Board Member, the substitute shall be appointed by the remaining Board Members and shall act until the first General Meeting, according to article 150 of Law 6.404, of 1976.

Sole Paragraph - The chosen Board Member shall finish the mandate of replaced Board Member.

Art. 29. Members of the Board of Directors and of the Board of Executive Officers shall be responsible, under the terms of art. 158, of Law 6.404, of 1976, individually and in sympathy, for the acts performed by them and for the damages caused by them on the Company.

§ 1~~°~~ Eletrobras will ensure defense for the members and former members of the Board of Executive Officers and Board of Directors in judicial and administrative suits set against them relating to behavour performed while in office, provided there was not incompatibility with the Company’s interests.

§ 2~~°~~ The benefit foreseen in the previous paragraph is applied, in what it can be fit and by the criterion of the Board of Directors, to the members and former members who are high level managers, regularly identified as competent by delegation of the managers.

§ 3~~°~~ Benefits as mentioned shall comply with terms established by the Board of Directors, once the legal department of Eletrobras has been consulted with.

§ 4~~°~~ Eletrobras can keep, in the way and length as defined by the Board of Directors, in accordance with the 1st and 2nd paragraphs, contract of permanent legal liability in favor of the people mentioned to protect them from the responsibility of acts or facts by which they could be held accountable or administratively.

§ 5~~°~~ If any of the mentioned members is convicted, and not allowed further appeal in respect to Company’s by-laws or deriving from an act with deceitfulness or guilt, such member shall reimburse Eletrobras the total costs and expenses deriving from defense procedures as mentioned within the 1st paragraph, besides fortuitous damages to the image of the Company.

Art. 30. The Board of Directors shall elaborate internal rules, in order to enhance its working, in light of the rules for its composition and competence fixed on the present By-laws and on-going legislation.

CHAPTER VI

The Board of Executive Officers

Art. 31. The general management of Eletrobras shall be incumbent upon the Board of Executive Officers, in accordance with the guidelines established by Board of Directors.

Sole Paragraph. The President and Directors may not exercise management functions, management consulting firms on private sector companies, which are electric energy public concessionaires under private law in any way connected to the electricity sector, except in subsidiaries, controlled companies specific purpose and concessionaires under control of the states in which Eletrobras has participation, where they can hold positions on boards, and taxation, subject to the provisions of Law No. 9.292 of July 12, 1996, from receiving compensation.

Art. 32. Board of Executive Officers members cannot be absent from their offices for more than thirty consecutive days, except in the case of holidays or leave of absence, under penalty of removal from their offices.

§ 1~~°~~ The granting of vacation or leaves of absence to the directors will be subject of the Executive Board, except as provided in subparagraph of Article XXIII. 25 of the present By-laws.

§ 2~~°~~ In the case of temporary incapacity, leave, or holidays of any member of the Board of Executive Officers, his substitute shall take over in accordance with the procedure established by the other members, provided, however that such substitute is a member of the staff of Eletrobras.

§ 3~~°~~ Vagando If a vacancy definitively occurs in the Board of Executive Officers, the same criteria from the previous paragraph shall be applied in order to replace the Officer which will resign from the Company, until the next Board of Directors of Eletrobras meeting appoints a substitute to occupy the vacant office during the remaining term of office of the substituted member.

Art. 33. The Board of Executive Officers, in the exercise of its rights and duties shall, especially:

I - submit for the Board of Directors of Eletrobras the fundamental guidelines of the administrative organization of Eletrobras, as well as the examining, decision and approval of subject from items I to XXV of Article 25 of the present By-laws, except for item “XXI”;

II - carry out the management of Eletrobras, take all adequate measures necessary for the faithful execution of guidelines and directives of the Board of Directors and, except for the cases of mandatory submission to the Board of Directors, declare on acts and approve contracts involving funds whose amount is equal or over 0.02% of the stockholders equity of the Company, including, among them, but not limited, the granting of financing to concessionaire companies of electric energy public services, under its control, and the taking of loans in Brazil or abroad;

III - establish administrative, technical, financial and accounting rules for Eletrobras;

IV - prepare budgets for Eletrobras;

V - approve changes to the organizational structure of Eletrobras, within the scope of its authority;

VI - approve plans which provide for admission, career, access benefits and discipline of the employees of Eletrobras;

VII - approve the names indicated by the Directors to occupy places directly under their control;

VIII - issue an opinion in the cases of admission, praise, sanction, transfer and dismissal of employees directly subordinated to the Directors;

IX - delegate authority to Directors for individual decisions on matters included within the scope of the functions of the Board of Directors;

X - delegate powers to Members of the Board of Executive Officers and employees for the approval of expenditures, establishing limits and conditions;

XI - authorize, in the form of the current legislation, the Eletrobras employees leave the country for performing technical activities or professional development essential to its institutional mission;

XII - prepare, for each business year, the Balance Sheet, Statement of Income, Accumulated Profit and Loss Statement, Statement of Source and Uses of Funds, a proposal for allotment of dividend and the investment of surplus, to be submitted for the appreciation of the Board of Directors of Eletrobras and the Auditing Committee, and for the examination and decision of the General Stockholders Meeting;

XIII - prepare plans for the issue of debentures, for the appreciation of Board of Directors of Eletrobras, which shall decide about them or submit to the General Stockholders Meeting, according to the case;

XIV - establish administrative, technical, financial and accounting norms for the subsidiary companies or for entities in which Eletrobras has a majority participation;

XV - control the activities of subsidiaries and controlled companies, and of entities in which Eletrobras has a majority participation;

XVI - appoint representatives of Eletrobras to attend general meetings of companies in which it participates as shareholder, issuing instructions for their performance;

XVII - decide about the appointment of independent auditors for the subsidiaries; and

XVIII - give its opinion on power generation concessions required to ANEEL, including aspects regarding the technical, economic and financial adequacy of nuclear power units to the concessionaire system of the public electric energy system.

CHAPTER VII

Duties of the President and Directors

Art. 34. It shall be incumbent upon the President to guide the administrative policy of Eletrobras, calling and presiding the meetings of Board of Executive Officers, as well as:

I - to supervise the business of Eletrobras;

II - to represent Eletrobras in and out of court, before other companies, shareholders or the public in general, being entitled to assign such powers to any Officer or Board Member, as well as appoint representatives, attorneys, agents or proxies;

III - to preside over General Shareholders Meetings;

IV - to hire and dismiss employees;

V - to formalize the appointments approved by Board of Directors;

VI - to publish the annual report of activities of Eletrobras;

VII - together with another director, the move funds of Eletrobras and sign deeds and contracts, which may be delegated to other directors and employees of attorneys or Eletrobras, with the approval of the Executive Board;

VIII - ratify, such as the current legislation, the act of a member of Eletrobras entity that decides to leave the country by their respective employees, except as provided in Art. 33, XI of this By-law

IX - appoint the electoral commission in order to organize the election of the employees representative on the Board and it shall also proclaim the winning candidate and communicate the result to the controlling partner to adopt the necessary action to designate the employees’ representative on the Board.

Art. 35. The President and the Directors shall, besides the duties and responsibilities inherent to their respective offices, act as managers of the areas of activities attributed to them by the Board of Directors of Eletrobras.

CHAPTER VIII

Of the Audit Committee

Art. 36. The Audit Committee of Eletrobras is held permanently and is composed of five effective members, and their respective substitutes, elected by the General Stockholders Meeting, according to the requests fixed by Law 6404/76, all of them Brazilian citizens and residents, either shareholders or not, of which one will be elected by holders of minority common shares, and the other by preferred shares, voting separately.

§ 1~~°~~ Among members of the Auditing Committee, one Board Member shall be indicated by the Minister of Treasury, as representative of the National Treasury.

§ 2~~°~~ In the event of vacancy, resignation, impeachment or unjustifiable absence to two consecutive meetings, the member of the Auditing Committee shall be replaced, until the term is over, by the respective substitute.

§ 3~~°~~ The term of the Auditing Committee members is of one year, subject to re-election.

§ 4~~°~~ The members of the Auditing Committee and substitutes shall perform their duties until the first General Shareholders Meeting, to be held after its election, subject to re-election.

§ 5~~°~~ The members of the Auditing Committee shall perform their duties, which are non-transferable, at the exclusive interest of the Company, and it is considered abusive to perform such duty with the objective of causing damage to the Company, or to its shareholders or administration staff, or to obtain, for themselves or others, advantage to which they are not entitled, or which might result in loss to the Company, to its shareholders or administrators.

Art. 37. It shall be incumbent upon the Auditing Committee:

I - to supervise, by any of its members, the acts taken by any of the managers and to check the accomplishment of its legal and statutory duties;

II - to issue an opinion on the annual report from the Administration, providing evidence in the report of all information deemed necessary or useful for deliberation by the Shareholders Meeting;

III - to issue an opinion on the proposals from the administrative bodies, to be presented to the Shareholders Meeting, regarding alteration in the social capital, issue of debentures or subscription bonds, investment plans or capital budget, distribution of dividends, transfer, incorporation, merger or split;

IV - to expose, by any of its members, to the administrative bodies, and in the event that they do not take the necessary measures on behalf of Eletrobras’ interests, to the Shareholders Meeting, the mistakes, frauds or crimes they might found out, and to suggest useful measures;

V - to call an Ordinary Shareholders Meeting, in the event that the administrative bodies delay for more than a month such convocation, and Extraordinary, whenever ground or urgent reasons occur, including in the meeting’s agenda the subject they consider more necessary;

VI - to analyze, at least quarterly, the balance sheet and other financial statements, produced on a regular basis by Eletrobras;

VII - to examine the financial statements for the fiscal year and to issue an opinion on them; and

VIII - to perform the duties established on items I to VII in the event of liquidation of Eletrobras.

§ 1~~°~~ The administration bodies have the obligation of informing, by written form, to make available to the members of the Auditing Committee, in the exercise of their duties, within days, copies of the minutes of the meetings and, within fifteen days of their receipt, copies of balance sheet and financial statements published regularly and the report on the execution of the budgets.

§ 2~~°~~ The members of the Auditing Committee will attend meetings from the Board of Directors and the Board of Executive Officers of Eletrobras, in which is being deliberated subjects in which they might opine (items “II”, “III” and “VII”, from this article).

Art. 38. The Auditing Committee will meet ordinarily once a month, and extraordinarily, whenever called by the President of the Board of Directors of Eletrobras, or by any of its members.

Sole Paragraph - The Council will hold a meeting with a minimum of three Members of the Board of Directors, and the approval of matters subject to their decision demand vote of at least three of its members.

Art. 39. The Auditing Committee of Eletrobras may elaborate internal rules, with the objective of enhancing its working, in observance to the rules over composition and competence fixed in the present By-laws and on on-going legislation.

CHAPTER IX

General Shareholders Meeting

Art. 40. Ordinary Shareholders Meetings shall be held within the four months immediately subsequent to the close of the business year, at an hour and on a date previously established, for the appreciation of the accounts prepared by the managers; examination, discussion and voting of financial statements; resolutions about the destination to be given to the net profit of the business year and the distribution of dividends; election of the members of the Board of Directors of Eletrobras and the Auditing Committee; and fixing of the remuneration of the administrators and members of the Auditing Committee, whenever necessary, in observation of on-going legislation.

Art. 41. Besides the instances provided for in applicable laws, the General Shareholders Meeting shall meet whenever Board of Directors of Eletrobras deems it advisable and, especially, to decide about the following matters:

I - the assignment of all or any part of its shares in the social capital of Eletrobras or its subsidiaries;

II - capital increases through subscription for new shares;

III - waiver of the right to subscribe for debentures or shares convertible into shares of its subsidiaries;

IV - the issue of debentures convertible into shares or the sale thereof, if they are treasury stock;

V - the sale of debentures convertible into shares owned by Eletrobras, issued by its subsidiaries;

VI - the issue of any other securities or papers, in Brazil or abroad;

VII - any splitting, merger or incorporation;

VIII - any exchange of shares or other securities; and

IX - ransom of shares of one or more classes, independently of approval by the Special Meeting of Shareholders of types and classes in regard.

§ 1~~°~~ The minimum time span between the first Announcement of Meeting and the data of realization of Assembly shall be of 15 days and 8 for the second notice.

§ 2~~°~~ Assembly deliberation shall be carried by majority votes, being the vote of each individual representative proportional to shareholding participation in company capital.

§ 3~~°~~ The declaration of vote can be registered if so desires the shareholder representative.

§ 4~~°~~ - Abstaining from voting if occurring shall necessarily be registered on the minute and on the document of the Assembly disclosure.

Art. 42. The Table, conducting the proceedings of the General Shareholders Meetings shall consist of the President of Eletrobras or his substitute and a secretary, chosen from among those present.

Art. 43. The announcement of meeting will condition the shareholders’ attendance to the compliance with the requirements stipulated in applicable laws in that regard.

Sole Paragraph - The filing in Eletrobras of documents in evidence of the ownership of shares may have to be carried out seventy-two hours before the time scheduled for the General Meeting.

Art. 44. Shareholders may be represented by a procurator at the General Shareholders Meetings, in accordance with the stipulations of article 126, of Law 6,404, of 1976.

§ 1~~°~~ It is not needed the recognition of signatures of the instrument of mandate provided by non-resident shareholders and holders of depositary receipts, and the representation instrument must be deposited at Eletrobras head-office within seventy-two hours advance from the day scheduled for the General Meeting.

§ 2~~°~~ The representation of the Federal Government at the Shareholders Meetings will be made according to specific existing federal law.

CHAPTER X

Fiscal Years and Financial Statements

Art. 45. The fiscal year shall coincide with the calendar year, beginning on January 1 and ending the December 31st of each year and will comply with, the financial statements, to the precepts of the Law 3890-A, 1961, to the federal legislation on electricity, the law on joint stock companies and to this By-law.

§ 1~~°~~ In each business year, shareholders shall have the right to receive a mandatory dividend corresponding to at least twenty-five per cent of the net profit, adjusted in accordance with applicable laws.

§ 2~~°~~ Financial charges shall be accrued to the amount of dividend and interest payable to shareholders by way of remuneration of own capital, from the end of the business year to the date of actual payment thereof, without prejudice to the incidence of default interest, whenever such amount has not been paid by the date scheduled therefore by the General Shareholders Meetings.

§ 3~~°~~ The amount of interest paid or credited, by way of interest on own capital, pursuant to Section 9, 7th Paragraph of Law 9,249 of December 26, 1995 and applicable laws and regulations, may be charged to the holders of shares of common stock and to the minimum annual dividend of the shares of preferred stock, integrating such amount to the aggregate amount of the dividend distributed by Eletrobras for all legal effects.

Art. 46. Each year, besides the Legal Reserve, the General Shareholders Meetings of shareholders shall make the following allocations, calculated on that business year’s net profit:

I - one per cent for a “Study and Project Reserve”, intended for the carrying out of technical and economic viability studies for the electric energy sector, the accumulated balance of which may never exceed two per cent of the paid-up share capital; and,

II - fifty per cent for an “Investment Reserve Fund”, intended for investments in electric energy utilities, the accumulated balance of which may never exceed seventy-five per cent of the paid-up share capital.

Art. 47. Every year, the General Meeting shall allocate a sum equivalent to not more than one per cent of the net profit of the respective business year, subject to the limit of one per cent of the paid-up share capital, for the supply of means to social welfare assistance to its employees, according to plans approved by the Board of Directors.

Art. 48. Every year Eletrobras shall allocate and enter in its budget, resources amounting to at least point five per cent of the share capital paid-up at the time of the close of the immediately preceding business year, for the development of technological programs.

Art. 49. When the dividend has reached six per cent of the paid-up share capital, the General Meeting may stipulate percentages or gratuities against the profits, for the Managers of Eletrobras.

Art. 50. The title to dividend shall be forfeited after the lapse of three years and any dividend not claimed in due time shall revert to Eletrobras.

CHAPTER XI

Personnel

Art. 51. To the employees of Eletrobras and its subsidiaries, associates and controlled companies, where applicable, will be applied the provisions of labor laws in force, of Law 3890-A, 1961 and of the present By-laws.

Art. 52. O The labor force of Eletrobras will be composed of:

I - personnel admitted to permanent career functions, after selection process, formed by tests, or titles tests;

II - occupiers of confidence functions of Superior Management, whose number will be established by the Board of Directors of Eletrobras, in observance to item “XXIV” of article 25 of the present by-laws;

III - personnel admitted by temporary contract, in light of the applicable laws.

§ 1~~°~~ The confidence functions of superior management and power and responsibilities of their respective holders will be defined on the Offices and Wages Plan of Eletrobras.

§ 2~~°~~ The functions referred to in the 1st paragraph might, exceptionally, and at the discretion of the Board of Directors, be assigned to technicians or specialists outside the permanent staff of the Company.

Art. 53. After the close of each business year of Eletrobras and after the deduction of accumulated losses and the provision for Income Tax and profits of any nature, the employees shall be entitled to a share in the profits, in observance to the terms of the Working Agreements and Conventions, signed by Eletrobras, and specific directions fixed by the Executive Power.

Art. 54. Eletrobras shall provide social welfare assistance to its employees, with the intervention of FUNDAÇÃO ELETROBRÁS DE SEGURIDADE SOCIAL – ELETROS (ELETROBRÁS Social Security Foundation) in compliance with stipulations of the Board of Executive Officers.

CHAPTER XII

General Provisions

Art. 55. Eletrobras, through its management, is obliged to provide information to the Minister of Mines and Energy, to the scrutiny from the Federal Government, and the Court of Audit and the House of Representatives and the Senate, in this case through the Minister of Mines and Energy.

Sole Paragraph - The President, when called, must appear in person before any of the committees of any of these two Houses, to give information about a subject he has been notified of beforehand, and he may be dismissed from his function, in case he does not justify his failure to attend.

Art. 56. Eletrobras may contract with the Federal Government, directly or through companies in which it participates, the execution of works and services, with regard to which special financial allocations have been provided.

§ 1~~°~~ Facilities built in compliance with this Article may be incorporated into Eletrobras or its subsidiaries, in case the Federal Government considers it advisable, provided however that, in the respective operation, the legal system of service per cost is observed.

§ 2~~°~~ As long as the provision in the previous paragraph has not been complied with, the facilities mentioned in this Article may be operated by Eletrobras or its subsidiaries, under an agreement entered into with the Federal Government.

Art. 57. The Board of Executive Officers shall have the Official Gazette publish the following, upon the approval thereof by the Minister of State Eletrobras is subject to:

I - the regulation governing competitive bidding;

II - personnel regulations, including the rights and duties vested in employees, discipline system and the proceedings for verification of responsibility;

III - the names of members of the staff with indication, in three columns, of the total number of employees, the number of positions occupied and vacant positions, according to career or category as of June 30 and December 31 each year; and

IV - a plan for wages, benefits, fringe benefits and any other portions making up the remuneration of its employees.

AFRÂNIO DE ALENCAR MATOS Fº Secretário-Geral

Updated with amendments adopted at the 158th General Assembly Meeting:

Amendment of paragraph 1 of Article 3, the inclusion of paragraphs 2 and 3 with the consequent renumbering of paragraphs 4, 5, 6 and 7, respectively, for adaptation to Law No. 11.651, of 04.07.2008;

Amendment of Item I, inclusion of Item V, renumbering of paragraph one and the inclusion of paragraphs 2 and 3 of Article 17 and inclusion of Clause IX of Article 34 to establish the participation of the employees’ representative on the Board of Directors, pursuant Law No. 12.353, of 12.29.2010;

Changing the sole paragraph of Article 31, to adapt to Law No. 12.385, of 03.03.2011;

Amendment of Article 16, to adapt to Law No. 12.431, of 06.27.2011;

Article 5, item VIII wording approved by the EGM 158th;

Art.25, items III, XV, XXII, XXIII, XXV for adjustments to formalize practice already adopted by the Company and compliance with the BOVESPA ISE and CAE.